Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 27, 2008, relating to the financial statements and financial highlights which appear in the March 31, 2008 Annual Report to Shareholders of Seasons Series Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm and Legal Counsel” and “Disclosure of Portfolio Holdings Policies and Procedures” in such Registration Statement.

PricewaterhouseCoopers LLP

Houston, Texas
July 15, 2008